Exhibit (s)

EX-FILING FEES

Calculation of Filing Fees Tables

Form N-2

(Form Type)

Portman Ridge Finance Corporation

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share(2)	Other	576,899	$24.73	$14,266,713	.0000927	$1,323
		Total Offering Amount				$14,266,713		$1,323
		Total Fees to Be Paid						—
		Total Fees Previously Paid(3)						$1,323
		Net Fee Due						—

(1)

The shares will be offered for resale by selling stockholders. Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, based on the average of the high ($24.90) and low ($24.56) prices of the registrant’s common stock reported on the Nasdaq Global Select Market on November 18, 2021.

(3)

The registrant previously paid $1,323 in connection with the Company’s registration statement on Form N-2 (File No. 333-261314) as filed with the Securities and Exchange Commission on November 23, 2021.